EXHIBIT 3(c)

BCS/CD-515 (Rev. 08/10)
MICHIGAN DEPARTMENT OF ENERGY, LABOR & ECONOMIC GROWTH BUREAU OF COMMERCIAL SERVICES
Date Received
This document is effective on the date filed, unless a subsequent effective date within 90 days after received date is stated in the document.

Name Jan M. Klym c/o PulteGroup, Inc.
Address 100 Bloomfield Hills Parkway, Ste. 300
City Bloomfield Hills	State Michigan	ZIP Code 48304	EFFECTIVE DATE:

Document will be returned to the name and address you enter above. If left blank, document will be returned to the registered office.

CERTIFICATE OF AMENDMENT TO THE ARTICLES OF INCORPORATION

For use by Domestic Profit and Nonprofit Corporations

(Please read information and instructions on the last page)

Pursuant to the provisions of Act 284, Public Acts of 1972, (profit corporations), or Act 162, Public Acts of 1982 (nonprofit corporations), the undersigned corporation executes the following Certificate:

1.	The present name of the corporation is:
Pulte Group, Inc.
2.	The identification number assigned by the Bureau is:	271-982

3.	Article Article IX (Restated) of the Articles of Incorporation is hereby amended to read as follows:
See attached Rider

COMPLETE ONLY ONE OF THE FOLLOWING:

4. Profit or Nonprofit Corporations: For amendments adopted by unanimous consent of incorporators before the first meeting of the board of directors or trustees.
The foregoing amendment to the Articles of Incorporation was duly adopted on the day of , , in accordance with the provisions of the Act by the unanimous consent of the incorporator(s) before the first meeting of the Board of Directors or Trustees.

Signed this day of ,

(Signature)	(Signature)

(Type or Print Name)	(Type or Print Name)

(Signature)	(Signature)

(Type or Print Name)	(Type or Print Name)

5. Profit Corporation Only: Shareholder or Board Approval
The foregoing amendment to the Articles of Incorporation proposed by the board was was duly adopted on the 12th day of May , 2010 , by the: (check one of the following)

☑	shareholders at a meeting in accordance with Section 611(3) of the Act.
☐	written consent of the shareholders having not less than the minimum number of votes required by statute in accordance with Section 407(1) of the Act. Written notice to shareholders who have not consented in writing has been given. (Note: Written consent by less than all of the shareholders is permitted only if such provision appears in the Articles of Incorporation.)
☐	written consent of all the shareholders entitled to vote in accordance with Section 407(2) of the Act.
☐	board of a profit corporation pursuant to section 611(2) of the Act.

Profit Corporations and Professional Service Corporations

Signed this 21st day of May , 2010

By
(Signature of an authorized officer or agent)

Jan M. Klym, Authorized Agent
(Type or Print Name)

6. Nonprofit corporation only: Member, shareholder, or board approval
The foregoing amendment to the Articles of Incorporation was duly adopted on the day of , by the (check one of the following)
Member or shareholder approval for nonprofit corporations organized on a membership or share basis
☐ members or shareholders at a meeting in accordance with Section 611(2) of the Act.
☐ written consent of the members or shareholders having not less than the minimum number of votes required by statute in accordance with Section 407(1) and (2) of the Act. Written notice to members or shareholders who have consented in writing has been given. (Note: Written consent by less than all of the members or shareholders is permitted only if such provision appears in the Articles of Incorporation.)
☐ written consent of all the members or shareholders entitled to vote in accordance with section 407(3) of the Act.
Directors (Only if the Articles state that the corporation is organized on a directorship basis)
☐ directors at a meeting in accordance with Section 611(2) of the Act.
☐ written consent of all directors pursuant to Section 525 of the Act.

Nonprofit Corporations

Signed this day of ,

By
(Signature of President, Vice-President, Chairperson or Vice-Chairperson)

(Type or Print Name) (Type or Print Title)

May 21, 2010

Rider to the Certificate of Amendment to the Restated Articles of Incorporation of

PulteGroup, Inc. (CID: 271-982)

Article IX

The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of not less than three (3), or more than fifteen (15) directors, the exact number of directors to be determined from time to time solely by a resolution adopted by an affirmative vote of a majority of the entire Board of Directors. Except as otherwise set forth in this Article IX, the directors shall be divided into three (3) classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third (1/3) of the total number of directors constituting the entire Board of Directors. At each annual meeting of shareholders, successors to the class of directors whose term expires at that annual meeting of shareholders shall be elected for a three-year term. If the number of directors has changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors for a class shorten the term of an incumbent director. When the number of directors is increased by the Board of Directors and any newly created directorships are filled by the Board, there shall be no classification of the additional directors until the next annual meeting of shareholders.

Notwithstanding anything contained in the first paragraph of this Article IX to the contrary; successors to the class of directors whose term expires at the 2011 annual meeting of shareholders shall be elected for a one-year term; successors to the class of directors whose term expires at the 2012 annual meeting of shareholders shall be elected for a one-year term; and, beginning at the 2013 annual meeting of shareholders, directors shall be elected annually for terms of one year; and, in each such case, until his or her successor shall have been elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

A director shall hold office until the meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Newly created directorships resulting from an increase in the number of directors and any vacancy on the Board of Directors for any reason whatsoever shall be filled only by an affirmative vote of a majority of the Board of Directors then in office. If the number of directors then in office is less than a quorum, such newly created directorships and vacancies shall be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director. A director elected by the Board of Directors to fill a vacancy shall hold office until the next meeting of shareholders called for the election of directors and until his or her successor shall be elected and shall qualify.

Nominations for the election of directors shall be made as set forth in the Bylaws of the Corporation.

Notwithstanding the foregoing, whenever the holders of any one or more classes of preferred stock or series thereof issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of shareholders, the election, term of office, filling of vacancies and other features of such directorship shall be governed by the terms of these Articles of Incorporation applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article IX.